Exhibit 21.1

Significant Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
APRINOIA Therapeutics株式会社	Japan
APRINOIA Therapeutics, LLC	Massachusetts
APRINOIA Therapeutics Limited	Hong Kong
Suzhou APRINOIA Therapeutics Co., Ltd.	China